GE PROVIDES UPDATES ON GUIDANCE AND FIRST QUARTER

•	GE withdraws financial guidance due to uncertainty associated with COVID-19

•	Preliminary view of first-quarter results indicates adjusted EPS* materially below prior guidance of about $0.10; Industrial free cash flow* near the prior guidance of negative $2 billion

BOSTON - April 9, 2020 - GE (NYSE:GE) today provided an update on its financial guidance and first-quarter performance.

Given the evolving nature of the COVID-19 pandemic, at this time, GE cannot forecast with reasonable accuracy the full duration, magnitude, and pace of recovery across our end markets, operations, and supply chains. Therefore, the Company believes it is prudent to withdraw guidance for 2020.

For the first quarter ended March 31, 2020, GE preliminarily expects adjusted EPS* to be materially below its prior guidance of about $0.10, which the Company had shared on March 4, 2020. GE preliminarily expects Industrial free cash flow* to be near the prior guidance of about negative $2 billion. Total company adjusted EPS* deteriorated to a greater extent than Industrial free cash flow* primarily due to non-cash and timing items in Aviation, Renewable Energy, and GE Capital.

GE Chairman and CEO H. Lawrence Culp, Jr., said, “We are taking swift actions across the company to position GE to come out stronger on the other side of the COVID-19 crisis. With net proceeds of about $20 billion from the BioPharma transaction now in hand, we have more flexibility to de-risk and further strengthen our balance sheet. We are committed to bringing down our leverage over time as we navigate this period of uncertainty and position ourselves for the future.”

GE remains focused on the safety of its employees, serving customers in their time of need, and preserving the Company’s strength. Each of GE’s businesses and Corporate are taking cost and cash actions to manage risk and proactively mitigate the financial impacts from COVID-19.

Culp continued, “The entire GE team is proudly supporting those on the front lines across the globe, helping clinicians, communities, and the broader healthcare ecosystem combat COVID-19 while continuing to support and deliver critical infrastructure across our businesses. We will continue to rise to the challenge of helping our customers adapt through this time of uncertainty as well as the eventual recovery.”

GE plans to hold its first-quarter earnings call on Wednesday, April 29, 2020, at 8:00AM ET, where it will share additional details.

For more on the Company’s efforts and contributions in the fight against COVID-19, visit GE Reports here.

Caution Concerning Forward-Looking Statements
This document contains forward-looking statements - that is, statements related to future events that by their nature address matters that are, to different degrees, uncertain. For details on the uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, see https://www.ge.com/investor-relations/important-forward-looking-statement-information, as well as our annual report on Form 10-K. We do not undertake to update our forward-looking statements.

Non-GAAP Financial Measures
We sometimes use information derived from consolidated financial data but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. We do not address forward-looking GAAP financial measures in this document or provide a reconciliation to such measures because it is not practicable at the time of this document to determine or estimate each of the items that we exclude to calculate the comparable non-GAAP financial measure, which items and amounts could be material. Our non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures can be found on pages 43-49 of the Management’s Discussion and Analysis within our Form 10-K and in GE’s 2020 outlook materials posted to ge.com/investor, and will be updated in our upcoming earnings release and 10-Q for the first quarter, as applicable.

About GE
GE (NYSE:GE) rises to the challenge of building a world that works. For more than 125 years, GE has invented the future of industry, and today the company’s dedicated team, leading technology, and global reach and capabilities help the world work more efficiently, reliably, and safely. GE’s people are diverse and dedicated, operating with the highest level of integrity and focus to fulfill GE’s mission and deliver for its customers. www.ge.com

GE’s Investor Relations website at www.ge.com/investor and our corporate blog at www.ge.com/reports and @GE_Reports on Twitter, as well as GE’s Facebook page and Twitter accounts, contain a significant amount of information about GE, including financial and other information for investors. GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

GE Investor Contact
Steve Winoker, 617.443.3400
swinoker@ge.com

GE Media Contact
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marykate.nevin@ge.com

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